Exhibit (c)(81)

Project Alpine Supplemental Materials September 17, 2018 CONFIDENTIAL DRAFT SUBJECT TO CHANGE

Historical Exchange Ratio Analysis

Since AMGP IPO (5/4/17) | Based on Spot Prices

CONFIDENTIAL DRAFT SUBJECT TO CHANGE

($ in millions, unless otherwise noted)

Historical AM/AMGP Exchange Ratio

Sample Adjusted XR Calculation	Contractual Valuation	Yield-Based Valuation	At Transaction Contractual Valuation
AMGP Shares Outstanding	186.2	186.2	186.2
AMGP Units Issued	NA	NA	328.5
AMGP Price	$17.22	$17.22	$17.22
AMGP Market Value	$3,206	$3,206	$8,863
2018E Series B CF	*NA*	*$7*	*NA*
2018E Yield	*NA*	*2.8%*	*NA*
Series B Threshold	*$2,000*	*NA*	*$2,000*
Series B Redemption Right	*6.0%*	*NA*	*6.0%*
Implied Series B Valuation	$72	$241	$412
AMGP Equity Value Including Series B	$3,279	$3,447	$9,275
Series B Conversion Units	18.5	18.5	23.9
AMGP Units Outstanding Including Series B	204.7	204.7	538.6
Adj. AMGP Share Price	$16.02	$16.84	$17.22
Current AM Share Price	$30.08	$30.08	$30.08
Adjusted XR	**1.878x**	**1.786x**	**1.747x**

Period	Spot XR	Adj. XR(1)	AMGP Proposal % Premium / (Discount)(2)	AM Proposal % Premium / (Discount)(3)
AMGP Proposal	--	1.798x	--	--
AM Proposal	--	1.850x	--	--
Adj. Current	1.878x	1.878x	(4.3%)	(1.5%)
Current	1.747x	1.878x	(4.3%)	(1.5%)
3-Month Average (Current)	1.654x	1.774x	1.3%	4.3%
30-Day Average (Current)	1.693x	1.818x	(1.1%)	1.8%
2/23/2018	1.380x	1.478x	21.6%	25.1%
3-Month Average (at 2/23/2018)	1.484x	1.588x	13.2%	16.5%
30-Day Average (at 2/23/2018)	1.444x	1.543x	16.5%	19.9%
Since AMGP IPO Average	1.575x	1.687x	6.6%	9.7%



AMGP Proposal
Spot XR
Adj. XR
2.20x
2.00x
1.80x
1.60x
1.40x
1.20x
At 2/23/2018
1.878x
1.798x
1.747x(1)
May-17
Jun-17
Jul-17
Aug-17
Sep-17
Oct-17
Nov-17
Dec-17
Jan-18
Feb-18
Mar-18
Apr-18
May-18
Jun-18
Jul-18
Aug-18
Sep-18

Source: Company filings, FactSet as of 9/14/2018.

(1) Adjusted to reflect proposed Series B conversion, with AMGP share price calculated as (AMGP equity value + [(AMGP equity value - $2bn) × 6%])/(AMGP fully diluted shares outstanding + 18.5mm) based on AMGP 20-Day VWAP on the day prior to transaction.

(2) Proposal % Premium / (Discount) calculated as premium / (discount) between current AMGP proposal (1.775x) based on AMGP 20 day VWAP and adjusted XR based on AMGP closing price on 9/14/2018.

(3) Proposal % Premium / (Discount) calculated as premium / (discount) between current AM proposal (1.85x) based on AMGP 20 day VWAP and adjusted XR based on AMGP closing price on 9/14/2018.

TUDOR PICKERING HOLT & CO ENERGY INVESTMENT & MERCHANT BANKING

2

20-Day VWAP Exchange Ratio Analysis

CONFIDENTIAL DRAFT
SUBJECT TO CHANGE

20-Day VWAP Analysis	
AM VWAP	$30.22
AMGP VWAP	$17.88
Market Implied XR	1.690x
AMGP S/O (A)	186.2
AMGP VWAP Equity Value	$3,329
Series B Threshold	*$2,000*
Redemption Right	*6.0%*
Series B Market Value	$80
AMGP VWAP Based Equity Value	**$3,409**
Series B Negotiated Shares (B)	18.5
Fully Diluted AMGP Shares Outstanding (A + B = C)	204.7
Fully Diluted AMGP VWAP	$16.65
AM VWAP	$30.22
Fully Diluted VWAP XR	**1.815x**

Source: Company filings, FactSet as of 9/14/2018.
Note: Series B market value based on AMGP share price calculated as (AMGP equity value + [(AMGP equity value - $2bn) x 6%])/(AMGP fully diluted shares outstanding + 18.5mm) based on AMGP 20-Day VWAP on the day prior to transaction.

TUDOR PICKERING HOLT & CO | ENERGY INVESTMENT & MERCHANT BANKING

3

After-Tax Discounted Dividend / Distribution Analysis XR Adjusted Implied PV / Unit at Various 2022E Distribution Yield | 10% Equity Discount Rate AR Base Case 8% 7% 6% $35.02 $38.41 $42.92 Tax-Adjusted Equity Only XR All-In XR 7% 6% 5% AMGP Proposal AM Proposal AR Downside Volumes Case 8% 7% 6% $30.23 $33.06 $36.82 Tax-Adjusted Equity Only XR All-In XR 7% 6% 5% AMGP Proposal AM Proposal 4 Source: Management projections and FactSet as of 9/14/2018. Note: Cash consideration of $3.415 per AM unit. Tax calculations provided by Management. Ordinary gain tax rate for AM accoun ts for Federal ordinary income tax rate of 37%, individual MLP investor deduction rate of 20% and 3.8% ACA tax rate. Ordinary gain tax rate for PF AMGP accounts for Federal ordinary income tax rate of 37% and 3.8% ACA tax rate. Exchange Ratio 1.798x 1.674x 1.850x 1.711x $33.61 $37.17 $42.17 $34.11 $37.72 $42.78 PF AMGP 2022E Dividend Yield SQ AM 2022E Distribution Yield Exchange Ratio 1.798x 1.674x 1.850x 1.711x $41.32 $45.98 $52.50 $41.61 $46.28 $52.82 PF AMGP 2022E Dividend Yield SQ AM 2022E Distribution Yield •AM current price of $30.08 •Cash consideration used to pay all taxes; any additional cash available assumed to purchase secondary shares CONFIDENTIAL DRAFT SUBJECT TO CHANGE

Appendix 5 CONFIDENTIAL DRAFT SUBJECT TO CHANGE

CONFIDENTIAL DRAFT
SUBJECT TO CHANGE

VWAP Calculation Detail

AM 20-Day VWAP Calculation Detail

Date	Unit Price	Volume (000's)	Total Traded Value ($000's)	Daily VWAP
8/17/2018	$30.80	412.1	$12,692.65	$30.84
8/20/2018	$31.06	958.5	$29,769.80	$31.11
8/21/2018	$30.86	1,080.5	$33,345.59	$31.06
8/22/2018	$31.35	476.6	$14,941.82	$31.25
8/23/2018	$30.95	302.1	$9,351.05	$31.15
8/24/2018	$30.79	343.6	$10,579.84	$30.88
8/27/2018	$30.37	371.1	$11,268.97	$30.42
8/28/2018	$29.91	898.8	$26,882.63	$30.07
8/29/2018	$29.75	449.6	$13,374.50	$29.84
8/30/2018	$29.74	442.7	$13,165.69	$29.61
8/31/2018	$29.27	591.1	$17,302.02	$29.24
9/4/2018	$29.57	674.1	$19,934.17	$29.49
9/5/2018	$29.77	490.1	$14,588.79	$29.59
9/6/2018	$29.52	507.8	$14,989.08	$29.58
9/7/2018	$29.51	582.2	$17,179.90	$29.49
9/10/2018	$29.94	404.4	$12,106.57	$29.93
9/11/2018	$29.99	389.2	$11,671.03	$29.99
9/12/2018	$30.18	1,261.3	$38,067.39	$30.14
9/13/2018	$30.71	506.6	$15,556.27	$30.38
9/14/2018	$30.08	550.8	$16,567.25	$30.04
			20 Day VWAP	$30.22

AMGP 20-Day VWAP Calculation Detail

Date	Share Price	Volume (000's)	Total Traded Value ($000's)	Daily VWAP
8/17/2018	$18.88	541.7	$10,227.35	$18.82
8/20/2018	$19.09	1,111.8	$21,223.61	$18.97
8/21/2018	$19.36	1,570.5	$30,404.47	$19.24
8/22/2018	$19.47	687.0	$13,376.79	$19.36
8/23/2018	$18.75	776.4	$14,556.90	$18.89
8/24/2018	$18.35	590.1	$10,828.37	$18.32
8/27/2018	$18.05	618.5	$11,164.29	$18.05
8/28/2018	$17.67	1,223.7	$21,622.46	$17.75
8/29/2018	$17.26	1,040.0	$17,949.55	$17.30
8/30/2018	$17.28	690.9	$11,939.22	$17.28
8/31/2018	$16.89	800.0	$13,512.76	$16.89
9/4/2018	$17.05	489.4	$8,344.36	$17.06
9/5/2018	$16.88	670.5	$11,318.51	$16.79
9/6/2018	$16.52	346.0	$5,715.47	$16.56
9/7/2018	$16.73	386.7	$6,469.74	$16.58
9/10/2018	$16.75	380.2	$6,368.05	$16.63
9/11/2018	$17.14	670.2	$11,487.02	$17.05
9/12/2018	$17.58	808.2	$14,207.35	$17.49
9/13/2018	$17.61	546.4	$9,622.40	$17.57
9/14/2018	$17.22	871.6	$15,008.40	$17.36
			20 Day VWAP	$17.88

Source: Company filings, FactSet as of 9/14/2018.

TUDOR PICKERING HOLT & CO ENERGY INVESTMENT & MERCHANT BANKING
6

Exchange Ratio Calculation Detail Cash Component (W/O Special Dividend) XR Gross Cash Consideration (W Special Dividend) Proposal W/O Special Dividend Equity Component XR Equity Component XR Cash Component Net Excess Cash Consideration Equity Component XR Secondary Shares Net After-Tax XR All-In XR Taxes Payable (1) (2) XR Purchased AMGP Proposal 1.775x 0.168x 1.607x $3.415 1.607x 0.191x 1.798x ($2.26) $1.16 1.607x 0.067 1.674x AM Proposal - - - $3.415 1.659x 0.191x 1.850x ($2.52) $0.90 1.659x 0.052 1.711x 7 Source: Company filings, FactSet as of 9/14/2018. (1) Based on AMGP 20-day VWAP price. (2) Based on AMGP share price of $17.22 as of 9/14/2018 L K J I H G F E D C B A CONFIDENTIAL DRAFT SUBJECT TO CHANGE

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